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                                                                   Exhibit 23.1




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-97134, 333-50539, and 333-50543) of Romac
International, Inc. and its subsidiaries of our report dated February 6, 1998 relating to the consolidated financial statements of Source Services Corporation which have been incorporated by reference in this Current Report on Form 8-K of Romac International, Inc. We also consent to the application of such report to the Financial Statement Schedule for the three years ended December 28, 1997 when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule.




Price Waterhouse LLP
Dallas, Texas
April 29, 1998